Exhibit 3.2

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS OF
NVN LIQUIDATION, INC.
(FORMERLY KNOWN as NOVAN, INC.)

1.The Amended and Restated Bylaws (the “Bylaws”) of NVN Liquidation, Inc. (formerly known as Novan, Inc.), a Delaware corporation, are hereby amended by replacing all references in the Bylaws to “Novan, Inc.” with “NVN Liquidation, Inc.”

2.Except as herein amended, the terms and provisions of the Bylaws shall remain in full force and effect as originally adopted and approved.

[Signature Page Follows]

IN WITNESS WHEREOF, Novan, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on October 16, 2023.

NVN LIQUIDATION, INC. (F/K/A NOVAN, INC.)

By: /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: Chairman, President and
Chief Executive Officer